Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul Warburg
Central Garden & Pet
925.948.3686

CENTRAL GARDEN & PET ANNOUNCES FISCAL SECOND QUARTER RESULTS

Reports Second Quarter Sales Increase of 21% to $486 Million and Earnings Per Fully

Diluted Share of 30 Cents

Higher Grain Costs Continue to Negatively Impact Operating Earnings

Organic Sales Increased 11%

Reiterates Fiscal 2007 Financial Outlook of $0.83 to $0.88 Per Share

WALNUT CREEK, CALIFORNIA, May 7, 2007 – Central Garden & Pet Company (NASDAQ: CENT) today announced results for its second quarter ended March 31, 2007.

The Company reported net sales of $486 million, an increase of 21% from $401 million in the comparable fiscal 2006 period. Income from operations for the quarter increased 1% to $46.2 million from $45.7 million in the year ago period. The Company reported net income for the quarter of $21.4 million, or $0.30 per fully diluted share, compared to net income of $26.2 million, or $0.39 per fully diluted share, in the year ago period. Branded product sales increased 25%. Sales of other manufacturers’ products increased 2%. Organic sales increased 11%. Depreciation and amortization for the quarter was $7.4 million compared to $6.0 million in the year ago period.

“Our continued focus on new product innovation supported by our brand building initiatives, contribution from acquisitions completed in fiscal 2006, and favorable early season weather conditions drove our strong sales performance,” noted Glenn Novotny, President and Chief Executive Officer of Central Garden & Pet. “Operating income and margins continued to be adversely impacted primarily by higher grain costs related to our wild bird feed operations. In addition, higher interest expense associated with recent acquisitions and a higher tax rate than prior year further impacted net income.”

Net sales for the Garden Products segment were $256 million, an increase of 20% from $214 million in the comparable fiscal 2006 period. Garden Products income from operations increased 9% to $28.8 million from $26.3 million in the year ago period. Branded product sales increased 24%. Sales of other manufacturers’ products declined 2%. Recent acquisitions contributed $9 million. Organic sales increased 15%. Net sales for the Pet Products segment were $230 million, an increase of 23% from $187 million in the comparable fiscal 2006 period. Pet Products income from operations increased 17% to $29.3

-more-

million from $25.1 million in the year ago period. Branded product sales increased 27%. Sales of other manufacturers’ products increased 6%. Recent acquisitions contributed $30 million. Organic sales increased 7%.

For the six months ending March 31, 2007 of fiscal 2007, the Company reported net sales of $803 million, an increase of 16% from $694 million in the comparable 2006 period. Income from operations for the period decreased 6% to $52.2 million. Net income for the first six month period decreased 36% to $18.5 million from $28.8 million in the year ago period. Diluted earnings per share were $0.26 compared to $0.43 in the year ago period. Branded product sales increased 21% while sales of other manufacturers’ products declined 4%. Depreciation and amortization for the first six month period was $14.3 million compared to $11.2 million in the year ago period.

“We are reiterating our sales and earnings guidance for the year,” concluded Mr. Novotny. “However, we are closely watching the performance of our Garden business, which experienced lower than anticipated sales in April, and the continued volatility of the grain cost environment.”

The Company will discuss its second quarter results and 2007 guidance on a conference call today at 4:30 p.m. EDT / 1:30 p.m. PDT. Individuals may access the call by dialing 1-866-510-0704 and passcode 36512381 (domestic) or 1-617-597-5362 and passcode 36512381 (international). The conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.central.com/. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

Re-play dial-in numbers for the call will be available for three weeks: 1-888-286-8010 and passcode 45356257 (domestic) and 1-617-801-6888 and passcode 45356257 (international).

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers in the following categories: Lawn & Garden: Grass seed including the brands PENNINGTON® and THE REBELS™; wild bird feed and the brands PENNINGTON® and KAYTEE®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and Over ‘N Out and; decorative outdoor patio products and the brands NORCAL®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Pet categories include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC®, AQUEON™ and RZILLA™; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™ / NYLABONE®, FOUR PAWS®, PINNACLE® and Avoderm and; equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet is based in Walnut Creek, California, and has approximately 5,000 employees, primarily in North America and Europe. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.central.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Annual Report on Form 10-K and other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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(Tables Follow)

Central Garden & Pet Company

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	March 31, 2007	March 25, 2006	March 31, 2007	March 25, 2006

Net Sales	$485,660	$401,332	$803,058	$694,063
Cost of Goods Sold and Occupancy	321,814	264,580	537,342	465,313

Gross Profit	163,846	136,752	265,716	228,750

Selling, General and Administrative
Expenses	117,616	91,018	213,561	173,241

Income from Operations	46,230	45,734	52,155	55,509

Interest Expense	(12,693)	(10,227)	(24,098)	(16,571)
Interest Income	289	602	965	1,287
Other Income	1,596	1,803	1,685	1,852

Income Before Income Taxes and Minority Interest	35,422	37,912	30,707	42,077

Income Taxes	13,258	11,687	11,409	13,292
Minority Interest	714	—	814	—

Net Income	$21,450	$26,225	$18,484	$28,785

Basic Earnings Per Common Share:	$0.30	$0.40	$0.26	$0.45

Diluted Earnings Per Common Share:	$0.30	$0.39	$0.26	$0.43

Weighted Average Shares Outstanding
Basic	71,422	65,082	71,358	64,275
Diluted	72,028	67,245	72,102	66,288

Earnings per share have been restated to reflect the Class A common stock dividend issued February 2007.

Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2007	September 30, 2006
Assets
Current Assets:
Cash and Cash Equivalents	$14,599	$28,406
Accounts Receivable	332,510	239,172
Inventories	409,237	332,214
Other Current Assets	41,316	34,910

Total Current Assets	797,662	634,702

Property and Equipment—Net	185,023	162,604

Goodwill	564,348	557,820
Deferred Income Taxes and Other Assets	185,060	178,697

Total	$1,732,093	$1,533,823

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts Payable	$149,037	$122,960
Accrued Expenses	83,133	81,305
Current Portion of Long-Term Debt	3,345	3,039

Total Current Liabilities	235,515	207,304

Long-Term Debt	709,863	565,410
Other Long-Term Obligations	28,751	29,583
Convertible Redeemable Preferred Stock	750	3,000
Minority Interest	1,280	1,167

Shareholders’ Equity	755,934	727,359

Total	$1,732,093	$1,533,823